EXHIBIT 16.1

July 20, 2004

Securities and Exchange CommissionMail
Stop 11-3450
5th Street, N.W.
Washington D.C. 20549

Dear Sirs/Madams:

We have read and agree with the comments in Item 4 of Form 8-K of EPOD International Inc. dated July 20, 2004 except that we have no knowledge related to the engagement of the new auditors.

Yours truly,

/s/ Stark Winter Schenkein & Co., LLP
____________________________________

Stark Winter Schenkein & Co., LLP
Denver, Colorado